                                 Exhibit 99a

     CONDENSED STATEMENT OF INCOME                        THE DEXTER CORPORATION

------------------------------------------------------------------------------------------------------------------------------------

In thousands of dollars                      Three Months Ended September 30                       Nine Months Ended September 30
                                         ----------------------------------------                -----------------------------------
(except per share amounts)                   1996              1995        Change                1996           1995         Change
------------------------------------------------------------------------------------------------------------------------------------
REVENUES
Net sales                                  $ 269,493        $ 268,467                        $ 832,421       $ 818,251       + 2%
Other income                                   3,182            2,272       +40%                 8,379           8,210       + 2%
                                           ---------       ---------                         ---------       ---------
                                             272,675          270,739       +1%                840,800         826,461       + 2%

EXPENSES
Cost of sales                                176,997          183,910       - 4%               547,278         558,139       - 2%
Marketing and administrative                  54,755           51,950       + 5%               167,149         154,087       + 8%
Research and development                      12,470           11,931       + 5%                38,488          37,286       + 3%
Interest                                       4,929            5,203       - 5%                15,671          15,562       + 1%
Gain on divestiture of product lines                                                            (2,719)
                                           ---------       ---------                         ---------       ---------

INCOME BEFORE TAXES                           23,524           17,745       +33%                74,933          61,387       +22%
Income taxes                                   8,351            6,081       +37%                26,601          21,792       +22%
                                           ---------       ---------                         ---------       ---------

INCOME BEFORE MINORITY INTERESTS              15,173           11,664       +30%                48,332          39,595       +22%
Minority interests                             3,432            2,265       +52%                11,050           7,776       +42%
                                           ---------       ---------                         ---------       ---------

NET INCOME                                 $  11,741        $   9,399       +25%             $  37,282       $  31,819       +17%
                                           =========        =========                        =========       =========


NET INCOME PER SHARE                       $    0.50        $    0.39       +28%             $    1.57       $    1.31       +20%

DIVIDENDS DECLARED PER SHARE               $    0.22        $    0.22                        $    0.66       $    0.66

AVERAGE SHARES OUTSTANDING (000)              23,545           24,377       - 3%                23,733          24,369       - 3%
------------------------------------------------------------------------------------------------------------------------------------


     See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99b

                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF FINANCIAL POSITION

---------------------------------------------------------------------------------------------

In thousands of dollars                      SEPTEMBER 30        December 31    September  30
(except per share amounts)                   ------------------------------------------------
                                                     1996               1995             1995
---------------------------------------------------------------------------------------------
ASSETS
Cash and short-term securities                    $  82,356        $  65,542        $  61,551
Accounts receivable, net                            200,546          201,389          206,793
Inventories
    Materials and supplies                           57,085           60,099           61,722
    In process and finished                         107,177          121,644          120,456
    LIFO reserve                                    (21,231)         (24,709)         (24,669)
                                                  ---------        ---------        ---------
                                                    143,031          157,034          157,509
Prepaid and deferred expenses                        31,882           32,756           29,955
                                                  ---------        ---------        ---------
    Total current assets                            457,815          456,721          455,808

Property, plant and equipment, at cost, net         321,912          325,203          324,751
Excess of cost over net assets of
    businesses acquired                              74,805           74,102           74,841
Other assets                                         83,575           78,135           78,525
                                                  ---------        ---------        ---------
                                                  $ 938,107        $ 934,161        $ 933,925
                                                  =========        =========        =========



LIABILITIES & SHAREHOLDERS' EQUITY
Short-term debt                                   $   5,501        $  13,598        $   8,917
Current installments of long-term debt               12,649           13,648            9,298
Accounts payable                                     81,568           92,447           86,992
Accrued liabilities and taxes                       104,089           81,659           90,203
Current environmental reserves                        1,207            1,395            1,654
Dividends payable                                     5,183            5,351            5,363
                                                  ---------        ---------        ---------
    Total current liabilities                       210,197          208,098          202,427

Long-term debt                                      208,839          215,839          224,017
Deferred items                                       48,316           48,492           48,261
Long-term environmental reserves                     15,219           15,745           15,798
Minority interests                                   85,759           76,372           73,186

Shareholders' equity
    Common stock and paid-in capital                 34,768           35,116           34,635
    Retained earnings                               369,212          347,544          344,136
    Currency translation effects                     (3,185)           1,614            1,263
    Treasury stock                                  (31,018)         (14,659)          (9,798)
                                                  ---------        ---------        ---------
        Total shareholders' equity                  369,777          369,615          370,236
                                                  ---------        ---------        ---------
                                                  $ 938,107        $ 934,161        $ 933,925
                                                  =========        =========        =========


EQUITY PER SHARE                                  $   15.69        $   15.26        $   15.19
---------------------------------------------------------------------------------------------



See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99c

                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------
                                                            Nine Months Ended September 30
                                                          --------------------------------
In thousands of dollars                                        1996             1995
------------------------------------------------------------------------------------------


OPERATIONS
Net income                                                  $ 37,282        $ 31,819
    Noncash items
        Depreciation and amortization                         33,537          33,123
        Gain on divestiture of product lines                  (2,719)
        Income taxes not due                                  10,839           3,594
        Minority interests                                    11,050           7,776
        LIFO inventory (credit) charge                        (3,478)          1,841
        Equity in net income of affiliates                    (3,196)         (1,541)
        Other                                                  3,658          (1,230)
Operating working capital increase                            (2,886)        (39,507)
                                                            --------        --------
                                                              84,087          35,875
                                                            --------        --------
INVESTMENTS
Property, plant and equipment                                (38,455)        (21,199)
Acquisitions                                                 (16,198)           (424)
Divestitures                                                  34,913
Joint ventures                                                 4,047          (2,942)
Notes receivable                                                 200           3,150
Proceeds from exercise of LTI stock options                    1,736           2,299
Other                                                         (4,053)          1,329
                                                            --------        --------
                                                             (17,810)        (17,787)
                                                            --------        --------
FINANCING
Long-term debt                                                (6,576)           (656)
Short-term debt, net                                          (8,035)          4,116
Dividends paid                                               (15,782)        (16,078)
LTI dividends paid to minority interest shareholders          (1,133)         (1,026)
Purchase of treasury stock                                   (21,434)
Other                                                          3,718            (178)
                                                            --------        --------
                                                             (49,242)        (13,822)
                                                            --------        --------
INCREASE IN CASH AND SHORT-TERM SECURITIES                  $ 17,035        $  4,266
                                                            ========        ========


RECONCILIATION OF INCREASE  IN
   CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of period       $ 65,542        $ 55,012
Cash and short-term securities at end of period               82,356          61,551
                                                            --------        --------
Increase in cash and short-term securities
     per Statement of Financial Position                      16,814           6,539
Currency translation effects                                     221            (139)
Cash included from consolidation of a subsidiary
     which became majority-owned in 1995                                      (2,134)
                                                            --------        --------
                                                            $ 17,035        $  4,266
                                                            ========        ========


INTEREST PAID                                               $ 16,338        $ 12,568
                                                            ========        ========

TAXES PAID                                                  $ 15,762        $ 18,198
                                                            ========        ========
------------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99d


NET SALES BY MARKET                                       THE DEXTER CORPORATION
----------------------------------------------------------------------------------------------------------------------------------
                                          Three Months Ended September 30                      Nine Months Ended September 30
                                        ---------------------------------------      ---------------------------------------------
In thousands of dollars                   1996               1995        Change              1996              1995         Change
----------------------------------------------------------------------------------------------------------------------------------


     AEROSPACE                           $ 13,102         $ 10,776         +22%        $   37,635          $ 34,083            +10%


     ELECTRONICS                           47,136           47,905         - 2%           144,614           141,084            + 3%


     FOOD PACKAGING (1)                    68,276           69,898         - 2%           205,781           214,722            - 4%


     MEDICAL (2)                          102,111           90,516         +13%           303,396           272,104            +12%


     OTHER (3) (4)                         38,868           49,372         -21%           140,995           156,258            -10%
                                         --------         --------                     ----------         ---------

     CONSOLIDATED                        $269,493         $268,467                     $  832,421          $818,251            + 2%
                                         ========         ========                     ==========         =========

-----------------------------------------------------------------------------------------------------------------------------------




     (1) The effect of businesses acquired increased net sales to the Food Packaging market by $0.7 million, or 1%, for the quarter, and $1.4 million, or 1%, year-to-date.

     (2) The effect of businesses acquired increased net sales to the Medical market by $2.0 million, or 2%, for the quarter, and $9.5 million, or 3%, year-to-date.

     (3) The effect of businesses divested decreased net sales in the "Other" category by $10.8 million, or 22%, for the quarter, and $17.3 million, or 11%, year-to-date.

     (4) Sales previously classified in the Automotive market are now included in the "Other" category.

                                   Exhibit 99e


                             The Dexter Corporation
                   Notes to Consolidated Financial Statements


Note 1 - In the opinion of company's management, the unaudited financial statements reflect adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods. The notes to the consolidated financial statements including management's discussion in Part 1, Item 2 of this Form 10-Q are incorporated as part of these consolidated financial statements. The year-end condensed balance sheet data was derived from audited financial statements.

Note 2 - Net income per share figures in the consolidated Condensed Statement of Income are based on the weighted average number of shares outstanding as indicated for each period. No effect has been given to stock options or restricted stock awards outstanding as no dilutive effect would result from the inclusion of these items.

Note 3 - The following are included as components of Common Stock and Paid-in Capital.

COMMON STOCK & PAID-IN CAPITAL                        SEPTEMBER 30,         DECEMBER 31,         SEPTEMBER 30,
(IN THOUSANDS OF DOLLARS)                                  1996                 1995                 1995
------------------------------                        -------------         ------------         -------------
Common stock                                             $24,984               $24,984            $24,984
Paid-in capital                                           13,938                12,316             12,443
Unrealized losses on
  investments                                               (350)                 (128)              (247)
Unearned compensation on
  restricted stock                                        (3,331)               (1,583)            (2,545)
Pension liability adjustment                                (473)                 (473)
                                                       ---------             ---------          ---------
                                                         $34,768               $35,116            $34,635
                                                         =======               =======            =======

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of The Dexter Corporation

We have reviewed the accompanying condensed statement of financial position of The Dexter Corporation as of September 30, 1996 and 1995, and the related condensed statement of income for the three and nine month periods ended September 30, 1996 and 1995, and the condensed statement of cash flows for the nine month periods then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position of The Dexter Corporation as of December 31, 1995, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated February 1, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed statement of financial position as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
October 10, 1996